Exhibit 4.1

KILROY REALTY

2006 INCENTIVE AWARD PLAN

RESTRICTED STOCK AWARD GRANT NOTICE AND

RESTRICTED STOCK AWARD AGREEMENT

Kilroy Realty Corporation, a Maryland corporation (the “Company”), pursuant to the Kilroy Realty 2006 Incentive Award Plan (the “Plan”), hereby grants to the individual listed below (“Participant”), the number of shares of the Company’s common stock, par value $.01 per share, set forth below (the “Shares”). This Restricted Stock Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Award Agreement attached hereto as Exhibit A (the “Restricted Stock Agreement”) (including without limitation the Restrictions on the Shares set forth in the Restricted Stock Agreement) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Agreement.

Participant:	__________________________________________________________

Grant Date:	__________________________________________________________

Total Number of Shares of Restricted Stock:	_____________________________________________________shares

Purchase Price:	$_________________________________________________________

Vesting Schedule:

By his or her signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Agreement and this Grant Notice. Participant has reviewed the Restricted Stock Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Agreement. If Participant is married, his or her spouse has signed the Consent of Spouse attached to this Grant Notice as Exhibit B.

KILROY REALTY CORPORATION:	PARTICIPANT:

By:	By:
Print Name:	Print Name:
Title:
Address:

KILROY REALTY, L.P.:

By:
Print Name:
Title:

EXHIBIT A

TO RESTRICTED STOCK AWARD GRANT NOTICE

KILROY REALTY RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Agreement”), dated as of __________, 200__, is made and entered into by and between Kilroy Realty Corporation, a Maryland corporation (the “Company”), Kilroy Realty, L.P., a Maryland limited partnership (the “Employer”), and ____________ (the “Participant”). Pursuant to the Restricted Stock Award Grant Notice (the “Grant Notice”) to which this Agreement is attached, the Company has granted to Participant the right to purchase the number of shares of Restricted Stock under the Kilroy Realty 2006 Incentive Award Plan (as amended from time to time, the “Plan”) as set forth in the Grant Notice.

ARTICLE I.

GENERAL

1.1 Definitions. All capitalized terms used in this Agreement without definition shall have the meanings ascribed in the Plan and the Grant Notice.

1.2 Incorporation of Terms of Plan. The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

AWARD OF RESTRICTED STOCK

2.1 Award of Restricted Stock.

(a) Award. In consideration of the Participant’s agreement to remain in the service or employ of the Company, the Employer, the TRS or any Subsidiary (as applicable), and for other good and valuable consideration, the Company issues to the Participant the Award described in this Agreement (the “Award”). The number of shares of Restricted Stock (the “Shares”) subject to the Award is set forth in the Grant Notice.

(b) Purchase Price; Book Entry Form. The purchase price of the Shares is set forth on the Grant Notice. At the sole discretion of the Committee, the Shares will be issued in either (i) uncertificated form, with the Shares recorded in the name of the Participant in the books and records of the Company’s transfer agent with appropriate notations to the extent that the Shares remain subject to the Restrictions (as defined below); or (ii) certificate form pursuant to the terms of Sections 2.1(c) and (d).

(c) Legend. Certificates representing Shares issued pursuant to this Agreement shall, until all restrictions on transfer imposed pursuant to this Agreement lapse or shall have been removed and new certificates are issued, bear the following legend (or such other legend as shall be determined by the Committee):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO FORFEITURE UNDER THE TERMS OF THAT CERTAIN RESTRICTED STOCK AWARD

AGREEMENT, DATED ____________ __, 200_, BY AND BETWEEN KILROY REALTY CORPORATION, KILROY REALTY, L.P. AND THE REGISTERED OWNER OF SUCH SHARES, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT.”

(d) Escrow. The Secretary of the Company or such other escrow holder as the Committee may appoint may retain physical custody of the certificates representing the Shares until all of the restrictions on transfer imposed pursuant to this Agreement lapse or shall have been removed. In such event the Participant shall not retain physical custody of any certificates representing unvested Shares issued to the Participant.

2.2 Restrictions.

(a) Repurchase of Shares Subject to Restrictions. In the event that the Participant ceases to be an Employee, member of the Board, Consultant or TRS Director for any reason, the Company or the Employer shall have the right to repurchase from the Participant any or all Shares then subject to the Restrictions at a cash price per Share equal to the price paid by the Participant for such Shares. For purposes of this Agreement, “Restrictions” shall mean the restrictions on sale or other transfer set forth in Section 3.1 and the exposure to repurchase set forth in this Section 2.2(a).

(b) Vesting and Lapse of Restrictions. Subject to Sections 2.2(a) and 3.2, the Award shall vest and the Restrictions shall lapse in accordance with the vesting schedule set forth on the Grant Notice.

(c) Tax Withholding; Conditions to Issuance of Certificates. Notwithstanding any other provision of this Agreement (including without limitation Section 2.1(b)):

(i) No Shares shall be recorded in the name of the Participant in the books and records of the Company’s transfer agent and no new certificate shall be delivered to the Participant or his legal representative unless and until the Participant or his legal representative shall have paid to the Company or the Employer the full amount of all federal and state withholding or other taxes applicable to the taxable income of Participant resulting from the grant of Shares or the lapse or removal of the Restrictions.

(ii) The Company shall not be required to record any Shares in the name of the Participant in the books and records of the Company’s transfer agent, and neither the Company nor the Employer shall be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (A) the admission of the Shares to listing on all stock exchanges on which the Company’s common stock is then listed, (B) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Committee shall, in its sole and absolute discretion, deem necessary and advisable, (C) the obtaining of any approval or other clearance from any state or federal governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable and (D) the lapse of any such reasonable period of time following the date the Restrictions lapse as the Committee may from time to time establish for reasons of administrative convenience.

ARTICLE III.

OTHER PROVISIONS

3.1 Restricted Stock Not Transferable. No Shares that are subject to the Restrictions or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 3.1 notwithstanding, with the consent of the Committee, the Shares may be transferred to certain persons or entities related to Participant, including but not limited to members of Participant’s family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to any such conditions and procedures the Committee may require. Notwithstanding the foregoing, in no event shall the Award be transferable by the Participant to a third party (other than the Company, the Partnership, the TRS or any Subsidiary) for consideration.

3.2 Ownership Limit and REIT Status. Notwithstanding anything contained herein, the Award shall not vest and the Restrictions shall not lapse:

(a) to the extent that such vesting or lapsing could cause the Participant to be in violation of the Ownership Limit (as defined in the Company’s Articles of Incorporation, as amended from time to time) or Subparagraph E(2) of Article IV (or any successor provision thereto) of the Company’s Articles of Incorporation, as amended from time to time; or

(b) if, in the discretion of the Committee, such vesting or lapsing could impair the Company’s status as a REIT.

3.3 Rights as Stockholder. Except as otherwise provided herein, upon the Grant Date the Participant shall have all the rights of a stockholder with respect to the Shares, subject to the Restrictions herein, including the right to vote the Shares and the right to receive any cash or stock dividends paid to or made with respect to the Shares.

3.4 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company, the Partnership, the TRS or any Subsidiary.

3.5 Governing Law. The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.6 Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.7 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely effect the Award in any material way without the prior written consent of the Participant.

3.8 Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the Participant to his address shown in the Company records, and to the Company or the Employer at their principal executive offices.

3.9 Successors and Assigns. The Company and the Employer may assign any of their rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company or the Employer. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

KILROY REALTY CORPORATION,
a Maryland corporation

By:
[Name]
[Title]

KILROY REALTY, L.P.,
a Maryland limited partnership

By:	Kilroy Realty Corporation, a Maryland corporation
Its:	General Partner

By:
[Name]
[Title]

PARTICIPANT

[Name]

EXHIBIT B

TO RESTRICTED STOCK AWARD GRANT NOTICE

CONSENT OF SPOUSE

I, ____________________, spouse of _______________, have read and approve the foregoing Agreement. In consideration of issuing to my spouse the shares of the common stock of Kilroy Realty Corporation set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares of the common stock of Kilroy Realty Corporation issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated: ,
Signature of Spouse

B-1